Exhibit 99.1

FOR IMMEDIATE RELEASE

VALSPAR TO ACQUIRE POWDER COATINGS BUSINESS

FROM H.B. FULLER COMPANY

MINNEAPOLIS, October 19, 2006 – The Valspar Corporation (NYSE – VAL), a leading global coatings company, announced today that it has agreed to acquire the powder coatings business of H.B. Fuller Company (NYSE – FUL). H.B. Fuller’s powder coatings business, which had net sales of approximately $75 million in 2005, serves customers in 26 countries from manufacturing facilities in the United States and the United Kingdom. The cash purchase transaction is subject to regulatory approval and is expected to close in December. Terms of the transaction were not disclosed.

William L. Mansfield, Valspar’s President and Chief Executive Officer, said, “Fuller has a reputation for excellent quality and technology. Their powder coatings business fits extremely well with our North American powder coatings business and provides us with an immediate entry into Europe. This acquisition and our recently completed powder coatings plant in China will enable us to better serve the needs of our global industrial coatings customers. We expect the acquisition will be modestly accretive to earnings in 2007.”

Valspar is a $3.0 billion global leader in the paint and coatings industry, with a broad range of products including industrial, architectural, packaging, automotive refinish, floor coatings and specialty polymers and colorants.

Valspar shares are traded on the New York Stock Exchange under the symbol VAL. Valspar news releases and other information are on Valspar’s website (www.valspar.com).

For further information, contact Lori A. Walker, Vice President, Treasurer and Controller of Valspar at 612-375-7350.

This press release contains certain “forward-looking” statements. These forward-looking statements are based on management’s expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company that could cause actual results to differ materially from such statements. These uncertainties and other factors include, but are not limited to, dependence of internal earnings growth on economic conditions and growth in the domestic and international coatings industry; risks related to any future acquisitions, including risks of adverse changes in the results of acquired businesses and the assumption of unforeseen liabilities; risks of disruptions in business resulting from the integration process and higher interest costs resulting from further borrowing for any such acquisitions; our reliance on the efforts of vendors, government agencies, utilities and other third parties to achieve adequate compliance and avoid disruption of our business; risks of disruptions in business resulting from the Company’s relationships with customers and suppliers; unusual weather conditions adversely affecting sales; changes in raw materials pricing and availability; delays in passing along cost increases to customers; changes in governmental regulation, including more stringent environmental, health and safety regulations; the nature, cost and outcome of pending and future litigation and other legal proceedings; the outbreak of war and other significant national and international events; and other risks and uncertainties. The foregoing list is not exhaustive, and the Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements.